Exhibit 99.2

Laredo Petroleum, Inc. Prices Offering of $500 Million of Senior Notes

TULSA, OKLAHOMA April 24, 2012—Laredo Petroleum Holdings, Inc. (the “Company”) (NYSE: LPI) announced today the pricing of $500 million in aggregate principal amount of 7.375% senior notes due 2022 issued by its wholly-owned subsidiary Laredo Petroleum, Inc. (the “Issuer”).  Interest is payable on May 1 and November 1 of each year.  The first interest payment will be made on November 1, 2012, and will consist of interest from closing to that date.  The offering is expected to close on April 27, 2012, subject to customary closing conditions.  The Issuer will use the net proceeds of the offering, if completed, to pay off loan amounts outstanding under its revolving credit facility and for general corporate purposes.  The senior notes will be senior unsecured obligations of the Issuer and will be guaranteed on a senior unsecured basis by the Company and all of its existing (other than the Issuer) and future subsidiaries, with certain exceptions.

The senior notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  The senior notes will be offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements, including successful closing.  These forward-looking statements are also affected by risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and those set forth from time to time in the Company’s other filings with the Securities and Exchange Commission.  We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Laredo Petroleum Holdings, Inc.

Joan Dunlap, Investor Relations

(918) 513-4570